Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Third Quarter 2015 Results and Provides Updates on Successful Appraisal Operations at North Platte, Anchor and Shenandoah

HOUSTON, TX — November 3, 2015 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss from continuing operations of $49.7 million, or $0.12 per basic and diluted share for the third quarter of 2015, compared to a net loss from continuing operations of $67.1 million, or $0.16 per basic and diluted share, for the third quarter of 2014.

In addition, Cobalt conducted successful appraisal operations at its North Platte, Anchor and Shenandoah discoveries.  Operations at its Heidelberg development are on track to begin initial production in the second quarter of 2016, ahead of previously announced guidance.  Also during the third quarter, Cobalt announced the signing of a Purchase and Sale Agreement with Sonangol to sell all of its 40% participating interest in Blocks 20 and 21 offshore Angola for $1.75 billion with an effective date of January 1, 2015.

Capital and operating expenditures (excluding changes in working capital) from continuing operations for the quarter and nine months ending September 30, 2015 were approximately $172 million and $374 million, respectively. This is in line with Cobalt’s planned capital and operating expenditures of approximately $500 to $550 million from continuing operations in 2015 when excluding the costs of Angolan operations, which are now classified as discontinued operations.  When including the costs associated with discontinued operations offshore Angola, planned capital and operating expenditures for 2015 are approximately $800 to $900 million.  All of Cobalt’s costs attributable to Blocks 20 and Block 21 in Angola for the period from January 1, 2015 through the closing of the transaction shall be reimbursed by Sonangol pursuant to the terms of the Purchase and Sale Agreement.  Cash, cash equivalents, investments, restricted cash, and restricted cash held within assets held for sale, totaled approximately $1.7 billion at the end of the third quarter. This includes $250 million of Angolan sale proceeds received during September.

Operational Update

In the deepwater Gulf of Mexico, Cobalt recently completed drilling operations on the North Platte #3 appraisal well and is currently evaluating well results based on logging and pressure information. The preliminary results of this first North Platte appraisal well are encouraging and indicate that the well encountered approximately 550 feet of net oil pay, which is similar to the North Platte #1 discovery well, but with evidence of even better developed Inboard Lower Tertiary Wilcox reservoirs.  Additional appraisal and technical studies will be required to confirm the commerciality of North Platte. Cobalt is evaluating bypass coring and sidetrack options following the conclusion of current logging and evaluation operations.  The North Platte #1 discovery well was drilled in 2012 and encountered over 550 feet of net oil pay in multiple high quality Inboard Lower Tertiary reservoirs. Cobalt, as operator, owns a 60% working interest in North Platte, with TOTAL E&P USA, as non-operator, owning the remaining 40% working interest.

Cobalt’s initial appraisal operations at its Anchor discovery delivered successful results. The Anchor #2 sidetrack #1 results to date suggest that the reservoirs are well developed and that Anchor could be one of the largest oil accumulations in the deepwater Gulf of Mexico Inboard Lower Tertiary Wilcox Trend.  The Anchor discovery well was drilled in late 2014 and encountered 690 feet of net oil pay in multiple Inboard Lower Tertiary Wilcox sands.  The Anchor #2 sidetrack #1 appraisal well was drilled down dip to delineate the discovery and results confirmed the hydrocarbon accumulation found in the discovery well. The appraisal well encountered 694 feet of net oil pay in a hydrocarbon column of at least 1,800 feet in the Inboard Lower Tertiary Wilcox reservoirs.  Complete appraisal of the field will require further delineation wells and technical studies.  Cobalt owns a 20% non-operated working interest in the Anchor discovery unit.

At Shenandoah, operations were completed on the Shenandoah #4 appraisal well, which tested the updip extent of the basin. The subsequent Shenandoah #4 sidetrack encountered over 600 feet of net oil pay, extending the lowest known oil column down dip. A bypass coring operation on the reservoir interval is currently underway. Cobalt owns a 20% non-operated working interest in the Shenandoah project.

At Cobalt’s Heidelberg project, development drilling and production facility construction continues to advance towards anticipated initial production in the second quarter of 2016, an acceleration from the previously expected mid-year 2016 start up. This initial production will be from three subsea wells, with two additional wells planned to be drilled and producing at a later date. The hull has been moored in place and the topsides have recently been installed. Cobalt owns a 9.375% non-operated working interest in the Heidelberg project.

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Cobalt’s third quarter 2015 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer, and Shannon E. Young, III, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13623100.  The replay will be available until November 17, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com.  A replay of the webcast will also be available for approximately 30 days following the call.

For more information about these announcements, see Cobalt’s November 2015 Investor Presentation, which can be found on Cobalt’s website at www.cobaltintl.com in the Investor Center-Publications & Presentations section.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is a publicly traded independent exploration and production company active in deepwater basins in offshore North America and West Africa.

Cobalt was formed in 2005 and is headquartered in Houston, Texas.  Cobalt is committed to communicating its performance and actions to promote sustainable corporate social responsibility in a comprehensive, transparent and tangible manner.  To learn more about Cobalt’s commitment to responsible business practices, see Cobalt’s 2014 Corporate Social Responsibility Report, which can be found on Cobalt’s website at http://www.cobaltintl.com/responsibility.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Rob Cordray Director, Investor Relations +1 (713) 579-9126	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses
Seismic and exploration	10,392	9,870	35,726	18,180
Dry hole expense and impairment	10,880	17,410	38,310	71,034
General and administrative	14,848	17,818	53,015	38,016
Depreciation and amortization	346	410	1,125	1,277
Total operating costs and expenses	36,466	45,508	128,176	128,507
Operating income (loss)	(36,466)	(45,508)	(128,176)	(128,507)
Other income (expense)
Gain on sale of assets	7	—	2,632	—
Interest income	1,475	1,895	4,588	4,274
Interest expense	(14,703)	(23,463)	(52,565)	(52,630)
Total other income (expense)	(13,221)	(21,568)	(45,345)	(48,356)
Net income (loss) from continuing operations before income tax	(49,687)	(67,076)	(173,521)	(176,863)
Income tax expense	—	—	—	—
Net income (loss) from continuing operations	(49,687)	(67,076)	(173,521)	(176,863)
Net income (loss) from discontinued operations	(9,477)	(75,453)	(34,051)	(117,336)
Net income (loss)	$(59,164)	$(142,529)	$(207,572)	$(294,199)

Basic and diluted income (loss) per share from continuing operations	$(0.12)	$(0.16)	$(0.42)	$(0.43)
Basic and diluted income (loss) per share from discontinued operations	$(0.02)	$(0.19)	$(0.08)	$(0.29)
Basic and diluted income (loss) per share	$(0.14)	$(0.35)	$(0.50)	$(0.72)
Weighted average common shares outstanding	408,545,467	407,095,514	408,525,438	407,058,930

Consolidated Balance Sheet Information:

	September 30, 2015	December 31, 2014
	($ in thousands)
Cash and cash equivalents	$100,447	$246,704
Restricted cash and cash equivalents	252,950	—
Short-term investments	1,235,350	1,530,206
Current assets held for sale	1,736,559	173,714
Total current assets	3,490,239	2,003,134
Total property, plant and equipment	1,053,853	714,654
Long-term assets held for sale	—	1,327,661
Total assets	4,638,436	4,450,862
Total current liabilities	714,430	303,600
Total long-term liabilities	1,997,617	2,032,996
Total stockholders’ equity (408,558,174 and 408,505,079 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively)	1,926,389	2,114,266
Total liabilities and stockholders’ equity	$4,638,436	$4,450,862

Consolidated Statement of Cash Flows Information:

	Nine Months Ended September 30,
	2015	2014
	($ in thousands)
Net cash provided by (used in):
Operating activities — continuing operations	$(217,458)	$(816)
Investing activities — continuing operations	381,553	(878,931)
Financing activities — continuing operations	(4,025)	1,269,180